Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2012, with respect to the consolidated financial statements of Inergy Propane, LLC and Subsidiaries incorporated by reference in the Registration Statement on Form S-4 and related Prospectus of Suburban Propane Partners, L.P. for the exchange of $496,557,000 in 7 ½% Senior Notes due 2018 and $503,443,000 in 7 ½% Senior Notes due 2021.

/s/ Ernst & Young LLP

Kansas City, Missouri

September 19, 2012